Exhibit 99.5

These materials do not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, UCB will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and Celltech will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date the Offer Document is mailed to Celltech Shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Celltech or UCB in connection with this Offer will be available from the date the Offer Document is mailed to Celltech Shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and Acceptance Forms accompanying the Offer Document will be made available to all Celltech Shareholders at no charge to them. Celltech Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms when they are sent to them because they will contain important information. Celltech Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/ Recommendation Statement because they will contain important information.

Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Belgium, Australia, or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Belgium, Australia, Canada or Japan. Accordingly, unless otherwise determined by UCB and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Belgium, Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

This press announcement includes “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the research and development pipeline of UCB or Celltech; dependence on existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

For the full interview in video or audio log on - for free - at www.cantos.com

May 18 2004 UCB Dr Roch Doliveux, Chief Executive, UCB Pharma

Recommended cash offer by UCB for Celltech

CDP 870

Q.

Why are you so excited about CDP 870?

A.

CDP 870 is a great product. First of all, as you know, in the recent study in rheumatoid arthritis - the 014 study, CDP 870 met its primary endpoint, so it is a real product. On top of that, it has clear differential advantage.

It will enter a huge market, over $5bn today on an annualised basis. And the last three years’ growth has been way over 50 per cent. So there is a huge market need out there and this product has clear differential advantage. I am absolutely convinced that CDP 870 will be very successful.

I also happen to know that market because a few years ago I launched one of the early entrants in that market and I’m really excited about the prospect of 870.

Q.

But there’s still work to be done on CDP 870?

A.

Oh, absolutely. There is still a lot to be done but we have clear development plans now. And, again, with the features that the product has, I’m very confident that the product will be very successful.

Why Celltech?

Q.

But aren’t you just acquiring a one-product company?

A.

No, not at all. Of course, 870 is very attractive, as I mentioned earlier on. But in addition to that, Celltech brings five new products that are in the clinic today, in Phase I or early Phase II, in very promising disease areas.

In addition to that, Celltech is a world-class research platform in large molecules and mostly in biologics, including monoclonal antibodies. We are very excited specifically about monoclonal antibodies, or the fragment of monoclonal antibodies, because it’s a very high probability of success approach.

You’ve seen recently the number of new entities that were approved by the FDA that are monoclonal antibodies. And the fact that Celltech’s platform is working on very well known targets to us, is a guarantee of success - if there is one. We are very excited about that dimension, about this world-class research platform, that Celltech brings.

In addition to that, there is enormous complementarity in the skills of both organisations, and that’s very important. Celltech certainly brings skills in research and complements the UCB skills in research and development, as I mentioned. And UCB brings a very strong, focused commercial platform that is globally present on all three continents. That will enable us to bring to the market as fast as possible the results of the pipeline of the combined entity.

Last but not least, the complementarities are also in the skills of people. Certainly combining both entities enables us to really bring the best of the R&D, and there are also some very important skills, including Investor Relations, that Celltech has, that will certainly strengthen the UCB skills. Again, with that, I am absolutely convinced that the combined entity will result in a much more powerful proposition than either entity taken on its own.

Biotech v. pharma

Q.

Isn’t the biotech business fundamentally different from your pharma business?

A.

The fundamentals of pharma and biotech are, in fact, exactly the same. It’s all about discovering new molecules that will treat diseases, that will cure patients. It’s developing them and it’s bringing them to market and being able to compete in the marketplace. That’s valid for whatever model.

What is true is that the Celltech expertise is in biologics and in large molecules, monoclonal antibodies specifically. They also have some expertise in small molecules and UCB’s expertise is more in small molecules.

It’s really the combination of both where we can address a target, we can address a disease area more specifically, and with two weapons, if you want, to be able to address the needs of the patients. So I find them very compatible and, in fact, synergistic. The biology is the same and then the approach for the treatment is different.

What is very important is that Celltech brings expertise in both, and Celltech management, both Goran Ando and Dr Melanie Lee, have experience in both small molecules (traditional pharma) and large molecules (biotech). That’s why it’s very important that we are able to have these two competencies joining the new company.

Competing in the US

Q.

Do you think this new entity is big enough to compete in the US market?

A.

Oh, absolutely. I think we’ve demonstrated with Keppra over the last three years that we are, in the US, indeed, able to compete versus the biggest, by focusing on a specialist market. A small company like UCB has been able to move from unknown in neurology three years ago, to being actually in the epilepsy market for the treatment of epilepsy the market leader in terms of prescriptions. That’s just in three years, and again, we are competing with the very, very big pharma companies.

There is a lot of value in the ability to focus and we intend to replicate that with 870 and with all the other products that will come out of the combined research pipeline.

In the short term, in addition to that, as you know, we have a very strong US presence in allergy; we have 500 reps of our own. We believe that the combination of our allergy franchise, with the cough and cold allergy franchise of Celltech is going to be a very promising offering for doctors, as I mentioned, and a very successful business proposition also, in the short-term.

Integration

Q.

How long will it take to integrate your acquisition?

A.

First of all, this transaction is about a “creation”, certainly not about a “digestion”. Now, it’s in everyone’s interest to integrate as fast as possible. In fact, both management teams, as you know, have experience and successfully integrated businesses in the past. We all know, both Goran and I, that speed is of the essence.

But what we’re really talking about, this announcement, is about creating a European-based world leader in bio-pharmaceuticals. And we will do that, focusing on three disease areas – central nervous system, inflammation and oncology – to bring solutions to patients who suffer from these diseases, and for the benefit of all our stakeholders. I am very excited about that.

DISCLAIMER - IMPORTANT

Recommended cash offer (the “Offer”) by UCB S.A (“UCB”) and outside the United States by Lazard & Co Limited on its behalf for Celltech Group plc (“Celltech”).

Access to the Offer

Please read this notice carefully - it applies to all persons who view this part of the website and, depending upon who you are and where you live, it may affect your rights. This part of the site contains information on the Offer. Please note that as the Offer progresses, the disclaimer set out below may be altered or updated. You should read it in full each time you visit this part of the website.

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Persons residing outside the United Kingdom

Viewing this information may not be lawful in certain jurisdictions. In other jurisdictions, only certain categories of person are allowed to view this information.

In particular, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into, Australia, Belgium, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction and, subject to certain exemptions, the Offer is not capable of acceptance from or within Australia, Belgium, Canada or Japan or any such other jurisdiction. Accordingly, the Offer on this website must not be viewed if you are in or a resident of Australia, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction. Neither copies of this Offer, nor any other documents related to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction and persons receiving this Offer and/or such documents (including, without limitation, custodians, nominees and trustees) must not mail, distribute or send them in, into or from Australia, Canada or Japan or any such other jurisdiction or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may invalidate any purported acceptance of the Offer.

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The Offer has not been notified to, and the offer documents have not been approved by, the Belgian Banking, Finance and Insurance Commission. The Offer is not available to persons resident in Belgium.

Forward-looking statements:

The interviews relating to the Offer include “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements. In the offering materials, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to the Offer, UCB or Celltech, are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the pipeline or under development by UCB or Celltech; dependence on the existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

All subsequent written and oral forward-looking statements attributable to UCB or Celltech or persons acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included in these interviews are made only as of the date of the Offer Document. Neither UCB nor Celltech intend, or undertake any obligation, to update these forward-looking statements.

Basis of access to the Offer

Access to the electronic version of any documents relating to the Offer are being made available on its website by UCB in good faith and for information purposes only. Any person seeking access to the UCB website represents and warrants to UCB that they are doing so for information purposes only. Making the Offer available in electronic format does not constitute an offer to sell or the solicitation of an offer to buy shares in either UCB or Celltech. Further, it does not constitute a recommendation by UCB or any other party to sell or buy shares in UCB or Celltech.

Celltech Group plc shareholders should seek advice from an independent financial adviser as to the suitability of any action for the individual concerned. Any shareholder action required in connection with the Offer will only be set out in documents sent to or made available to Celltech Group plc’s shareholders by UCB and any decision made by such shareholders should be made solely and only on the basis of information provided in those documents.

Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to any other person other than UCB for providing the protections afforded to clients of Lazard, or for providing advice in relation to the Offer.

Morgan Stanley is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

JP Morgan is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of JP Morgan nor for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

Responsibility:

The Directors of UCB accept responsibility solely for the information contained on this webpage which relates to UCB. To the best of the knowledge and belief of the Directors of UCB (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Directors of Celltech accept responsibility solely for the information contained on this webpage which relates to Celltech. To the best of the knowledge and belief of the Directors of Celltech (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

Subject to any continuing obligations under applicable law or any relevant listing rules, UCB expressly disclaims any obligation to disseminate, after the date of the posting of the Offer on this webpage, any updates or revisions to any statements in the Offer to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

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THE INTERVIEWS ARE BEING MADE AVAILABLE FOR INFORMATION PURPOSES ONLY